Exhibit (p13)

Hosking Partners LLP - Code of Ethics

(“Code of Ethics”)

Implementation Date: 20 March 2015

Most Recent Amendment Date: N/A

I.	INTRODUCTION

High ethical standards are essential for the success of Hosking Partners LLP (the “Company”) and to maintaining the confidence of clients (“Clients”). The Company is of the view that their long-term businesses interests are best served by adherence to the principle that Clients’ interests come first. The Company has a fiduciary duty to its Clients, which requires individuals associated with the Company to act solely for the benefit of Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the Company’s fiduciary obligations to its Clients and the Company’s desire to maintain its high ethical standards, the Company has adopted this Code of Ethics containing provisions designed to: (i) comply with all applicable laws and regulations; (ii) identify conflicts of interest; (iii) observe all fiduciary duties and provide a means to resolve any actual or potential conflict in favour of the Client; and (iv) ensure that all personnel have read the Code of Ethics, agreed to adhere to the Code of Ethics, and are aware that a record of all violations of the Code of Ethics will be maintained by the Chief Compliance Officer (as defined below) and that personnel who violate the Code of Ethics are subject to sanctions by the Company.

One goal is to allow the Company’s access persons (“Access Persons”) as defined by section 204(a) of the US Investment Advisers Act of 1940, as amended (the “Advisers Act”) to engage in personal securities transactions while protecting Clients, the Company and its Employees from the conflicts that could result from a violation of the securities laws or from actual or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing are considered basic conditions of employment for Employees. If there is any doubt as to the propriety of any activity, Employees should consult with the compliance officer (“Compliance Officer or “CO”) or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Company and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	RESTRICTIONS ON PERSONAL Transaction ACTIVITIES

The Company has a separate Personal Transaction Policy (“PT Policy”) and it is the responsibility of each Employee to ensure that a particular investment transaction being considered for his or her Personal Account is not subject to a restriction contained in the PT Policy code of Ethics or otherwise prohibited by any applicable laws. Employees are required to sign a separate Personal Dealing Confirmation form on an annual basis.

III.	INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

The Company’s PT Policy establishes a written policy and procedures reasonably designed to prevent the misuse of material, non-public information by the Company, the Employees or any associated person

It is the responsibility of each Employee to read and understand the requirements of policy in relation to the prevention of market abuse.

Section 204A of the Advisers Act of 1940, requires every investment advisor to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the Company, the Employees or any associated person. The following activities are prohibited:

➢	Trading by an insider while in possession of material non-public information;
➢	Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
➢	Trading by a non-insider who obtained material non-public information through unlawful means such as computer hacking; and
➢	Communicating material non-public information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, but not limited to, advance knowledge of the following:

1.	Dividend or earnings announcements;
2.	Asset write-downs or write-offs;
3.	Expansion or curtailment of company or major division operations;
4.	Merger or joint venture announcements;
5.	Criminal, civil, and government investigations and indictments;
6.	Bankruptcy or insolvency problems; and
7.	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing material, non-public information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column that may affect the price of a security could be considered material.

Access Persons should consult with the CO if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of material, non-public information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information.

Non-public information may be transmitted in a number of ways, including verbally, in writing, by email, or instant message. Non-public information does not change to public information solely by selective dissemination.

Access Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Access Persons should consult with the CO if there is any question as to whether material information is non-public.

Penalties for Trading on Material, Non-Public Information

Severe penalties exist for firms and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). The Company will not protect or defend Access Persons found guilty of insider trading.

Company Policy

Access Persons are strictly forbidden from engaging in insider trading, either personally or on behalf of others, including the Company’s Clients. The Company’s insider trading policies and procedures apply to all Access Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which an Access Person is a 10% or greater stockholder, as well as transactions by partnerships of which the Access Person is a partner (unless the Access Person has no direct or indirect control over the partnership).

Procedures for Recipients of Material, Non-Public Information

If an Access Person has questions as to whether they are in possession of material, non-public information, he or she should inform the CO as soon as possible. The CO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Access Persons:

➢	Must immediately report the potential receipt of material, non-public information to the CO;
➢	Must not trade the securities of any company about which they may possess material, non-public information;
➢	Must not discuss any potentially material, non-public information with colleagues, except as specifically required by their position; and
➢	Must not conduct research, trading, or other investment activities regarding a security for which they may have material, non-public information until the CO dictates an appropriate course of action.

If the CO determines that the information is material and non-public, the CO will prepare a written memorandum describing the information, its source, and the date that the information was received. The Company will not place any trades in securities for which it has material, non-public information. Depending on the relevant facts and circumstances, the CO may also take some or all of the following steps:

•	Add the issuer to the Company’s Restricted List;

•	Review the Company’s insider trading policies and procedures with all Employees;

•	Inform the Company’s other Access Persons that the affected individual(s) may be in possession of material, non-public information;

•	Explicitly prohibit other Access Persons from seeking to obtain the information;

•	Remind the other Access Persons that they should take reasonable steps to avoid inadvertent receipt of the information; and

•	Conduct key word searches of emails to determine if the information may have been inappropriately disseminated to anyone inside or outside of the Firm.

If an issuer is added to the Restricted List, it may be removed once the CO determines that the information has become public and/or immaterial.

Selective Disclosure

Non-public information about the Company’s investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business (examples of such are: brokers; accountants or accounting support service firms; custodians; transfer agents; bankers; and lawyers). Access Persons must never disclose proposed or pending deals or other sensitive information to any third party without the prior approval of the CO. Federal securities laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Company owes to its clients.

Relationships with Potential Insiders

The Company’s Clients, investors, affiliates, and third-party service providers may possess material, non-public information. Access to such information could come as a result of, among other things:

➢	Being employed by an issuer (or sitting on the issuer’s board of directors);
➢	Working for an investment bank, consulting firm, supplier, or customer of an issuer;
➢	Sitting on an issuer’s creditors committee;
➢	Personal relationships with connected individuals; and
➢	A spouse’s involvement in any of the preceding activities.

Access Persons may not solicit information that may be material and non-public from any client, investor, affiliate, service provider or any other source, and should notify the CO in the event they inadvertently receive such information.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by the Company, please see the CO.

IV.	Gifts and inducements

The Company has a separate Inducements Policy which seeks to ensure that any gifts or inducements received or provided by the Company or its Employees comply with certain specific conditions. It is the responsibility of each Employee to read and understand this policy and if in doubt as to the appropriateness of any gift or inducement, Employees should consult with the CO.

The Company Inducements Policy is in accordance with the US Foreign Corrupt Practices Act 1997 and the UK Bribery Act 2010.

UK Bribery act 2010

The Bribery Act provides a statutory definition of bribery and incorporates “relevant” public and business activities, including functions performed in the course of employment. Relevant activities or functions are those conducted with an expectation of impartiality or good faith, or the person performing it is in a position of trust.

When receiving or offering financial or non-monetary benefits, the Company and its employees should also be aware of whether such activity would constitute an offence under the Bribery Act.

Personnel offering financial or non-monetary benefits (either directly or through a third party) will commit an offence where there is evidence of intent to induce the recipient (or any other party) to act improperly.

Where an employee receives or is offered any financial or non-monetary benefits, an offence will be committed where there is evidence that they intended to act improperly in response to receiving such benefit.

If any of the above offences are committed with the “consent or connivance” of a Principal, they will also be guilty of such an offence.

In any event, the Company will be guilty of an offence where an employee or any person providing services on behalf of the business, provides a financial or non-monetary benefit, intended to be a bribe, to obtain or retain business or any other advantage for the Company. However, the Company will have a defence where it can demonstrate that it has implemented adequate procedures and controls to prevent such conduct from taking place.

Therefore, the Company has established the above policies on the provision or receipt of financial and non-monetary benefits, including the use or payment of commissions and Inducements (including gifts and hospitality) and other policies incorporating Conflicts of Interest, Outsourcing, Expenses and Remuneration all of which may be considered an anti-corruption framework.

US foreign Corrupt practices act

The U.S. Foreign Corrupt Practices Act ("FCPA") makes it unlawful for the company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws.

Payments need not be consummated in order to violate the FCPA. Offers and promises to pay are also violations. Payments need not be made directly to a foreign official. Payments made indirectly through third-party representatives or consultants may be FCPA violations if the Firm knew or had reason to know that a payment would make its way to a government official.

It is the Company’s policy to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments. The Company prohibits any of its employees from making any corrupt payment to improperly obtain or retain business anywhere in the world.

V.	political AND CHARITABLE contributions

Advisers Act Rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to US government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a US government entity if the office (i) is directly or indirectly responsible for the hiring of the Company, or (ii) has the authority to appoint any person responsible for the hiring of the Company. In addition, Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a US federal, state or local office, including any payments for debts incurred in such an election.

In accordance with the “look back” provision of Rule 206(4)-5, upon becoming an Employee, Employees will be required to disclose all political contributions made during the 2 years prior to becoming an Employee, but not prior to March 14, 2011.

The Company’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the CO.

The Company does not permit Employees to contribute to US political parties, candidates and causes.

Donations by Employees to charities with the intention of influencing such charities to become Clients or investors are strictly prohibited. Employees should notify the CO if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

VI.	ELECTRONIC COMMUNICATIONS

All software, files, email messages, voice mail messages, instant messages, computers, computer networks, and communications systems (collectively, “Electronic Resources”) are the property of the Company. Employees’ communications using Electronic Resources are held to the same standard as all other business communications. Employees must act with integrity, competence, and in an ethical manner when using Electronic Resources. Such resources may not be used to receive or transmit communications that are discriminatory, harassing, offensive, unlawful, or otherwise inappropriate. Employees may not attempt to gain unauthorized access to any computer or database, tamper with any electronic security mechanism, misrepresent a user’s identity, or disseminate viruses or other destructive programs. Employees may not download, install, or execute software without prior approval from the CO.

Electronic Communications Surveillance

Subject to applicable law, all email, voice mail, instant messages, faxes or other electronic communication (each an “Electronic Communication” and collectively “Electronic Communications”) and Electronic Resources may be searched, reviewed, or produced for any purpose by the Company, third-party contractors, the Financial conduct Authority (“FCA”), the Securities & Exchange Commission (“SEC”), and other regulatory authorities. Among other things, the Company may use keyword searches or focus on messages sent or received by specific individuals to determine which Electronic Communications will be reviewed. the Company may require an Employee to provide any of his or her electronic access codes or passwords at any time.

Personal Emails

Employees are strictly prohibited from using public email services (such as Hotmail or gmail) for any business purpose. Employees should also be aware that in certain instances regulatory enforcement staff or other law enforcement agencies have subpoenaed individuals’ personal email correspondence.

Employees acknowledge that the Company and its authorised agents have the right to access, obtain, and review all emails, including personal emails that Employees send or receive through the Company’s computers. Employees expressly consent to such monitoring and review of all emails by the Company and/or its authorized agents.

Text Messaging

Employees are prohibited from using text or PIN-to-PIN messaging to transmit work-related messages on Blackberries, cell phones, or other hand-held devices. Where text messages are used, the messages should be resent via email as soon as practically possible.

Instant Messages and Chat Rooms

Employees may only use the Company’s approved instant messaging system Bloomberg to transmit instant messages. Using the Company’s Electronic Resources to access non-approved instant messaging systems or chat rooms is prohibited. Employees should be aware that all incoming and outgoing instant messages are retained and are subject to the same kinds of review as emails. Bloomberg is permitted if pre-approved in writing by the Company and proper archiving and monitoring procedures have been be put in place.

Social Networking Sites

The Company does not prohibit Employees from posting on social networking sites, such as Facebook or Linked-In, outside of work. However, the Company does impose the following restrictions on these types of activities:

•	Employees may not indicate that they work for the Company on a social networking site if other information posted on that site could cause harm to the Company’s reputation.

•	Information about the Company that is posted in a public forum might be construed by regulatory authorities as an advertisement that is subject to strict regulations. Consequently, Employees are prohibited from posting information about the Company (other than their title and general role within the Company) on a social networking site without the CO’s explicit pre-approval.

•	The Company holds information about the Company’s investors in strict confidence. Employees must never identify an individual as being an Investor, or post any non-public information about an Investor, on a social networking site.

•	The Company prohibits Employees from sharing proprietary information about the Company’s operations or investment decisions in any public forum.

Employees should consult with the CO if they have any questions about the preceding policies.

Electronic Security

The Internet and other forms of electronic communication may not be secure. It may be possible for Internet users to intercept emails, file attachments, and other data transmissions. When possible, Employees should seek to limit the amount of confidential and proprietary information that is transmitted electronically.

If an Employees knows or suspects that one or more passwords, the Company’s proprietary information, or non-public information about an Investor has been lost or improperly disclosed or accessed, that Employee must promptly report the loss or disclosure to the CO. Similarly, Employees must report any actual or suspected misuse of the Company’s electronic resources to the CO. Unusual system behavior, such as missing files, frequent crashes, or misrouted messages should also be reported to the COO.

Employees must be extremely cautious when addressing Electronic Communications because of the potential consequences of sending such communications to the incorrect recipient. Employees should use the same care when preparing an Electronic Communication that they would use when drafting a letter on the Company’s letterhead. Employees should double-check recipients’ email addresses and/or fax numbers before sending communications. Internal documents, including those marked “For Internal Use Only,” may not be transmitted to third parties except as authorized by the CO.

If an Employee inadvertently sends an Electronic Communication to the wrong recipient, he or she must promptly report the incident to his or her supervisor, even if the consequences of the mistaken transmission appear minimal. The Employee and the supervisor should promptly notify the CO if they determine that the mistaken transmission contained non-public information about an Investor, or material information that is proprietary to the Company.

The certification attached to this Code of Ethics as Exhibit 1 must be completed and provided to the CO.

VII.	Public Office

All Employees must obtain written pre-approval from the CO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with the Company’s business activities.

VIII.	Outside Business Activities

The Company has a separate Conflicts of Interest policy. Under this, Employees may, under certain circumstances, be granted permission, with prior written approval, to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CO.

The CO will keep a list of conflicts of interest

IX.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

Internal Confidences

Employees will be required to acknowledge that they have read and will comply with the following:

Employees understand that during their association with the Company, they will become privy to an extensive amount of the Company’s confidences and secrets. All legal and compliance related matters (“Legal Matters”) should be discussed with management, including the Company’s CO, as soon as information related to such Legal Matters becomes available. Management will determine whether to retain outside counsel in connection with any Legal Matter. Reporting wrongdoing or other Legal Matters to management is not adverse to the interests of the Company and Employees have a duty to immediately report wrongdoing or a breach of securities laws, rules and regulations to management. If an Employee fails to report Legal Matters in a timely manner, the Employee may be penalized, including through suspension or termination, in the sole discretion of management. If an Employee reports Legal Matters in a timely manner, the Employee may be rewarded with a bonus in an amount to be determined in the sole discretion of management. Moreover, Employees acknowledge and accept the following duties of care to the Company.

Duty of Care. Employees have a duty to act only in the Company’s best interests and acknowledge that they owe to the Company a high degree of trust and loyalty. Consequently, Employees agree that while they are associated with the Company, they shall not take any action which would harm the Company’s business or its relationship with its customers, nor shall they do anything which will further the business of any competitor of the Company. Neither during the period of employment, nor thereafter, shall Employees use any information acquired by them in a manner adverse to the interests of the Company or do any act to damage the goodwill of the Company. Employees will not make any untrue statements or misrepresentations nor fail to state any material fact to any current or prospective Client. Employees further agree that they will not take any action or make any statement that will be detrimental to or inhibit the business of the Company or that will undermine the authority of any officer, manager, or person in a supervisory position at the Company.

Devotion of Time and Effort. Employees agree to devote the principal amount of their time and effort to the business of the Company and any of the Company’s subsidiaries of affiliated companies as may now or in the future exist.

Protection of Trade Secrets. Employees agree that they shall not at any time, either during their association as an Employee or thereafter, divulge to any person, firm, or corporation any information received by them during the course of their association concerning the Company’s customers, Clients, traders, Employees, and accounts or the business, financial, compliance or legal aspects of the Company or its business, and further agree that all such information are trade secrets owned exclusively by the Company and shall at all times be kept strictly confidential by them and shall not in any manner be revealed to anyone or used by them other than in their employment capacity, in an adverse manner to the Company.

Surrender of the Company’s Records. Employees agree that upon termination of their association with the Company, regardless of the time, manner, or cause of the termination, they will surrender to the Company all customer lists, if any, and all books, records, documents, and all written information received or obtained by them that relates to the Company’s customers or prospective customers and/or the Company’s business, including, but not limited to: business, financial, compliance or legal aspects of the Company or its business.

NOTE: An Employee may request an exception to any policy contained in this Code of Ethics, e.g., if exceptional circumstances were to arise, and such request will be carefully reviewed by the CO. However, it is extremely unlikely that such an exception will be granted.

X.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CO who must report it to the executive management of the Company.

B.	Review of Transactions. Each Employee’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Company for Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CO who must report them to the executive management of the Company.

C.	Sanctions. The executive management of the Company with advice of outside legal counsel if appropriate, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the Company, or criminal or civil penalties.

XI.	Confirmation

By signing below, I am attesting to the fact that I have read, understood and comply with all requirements contained in the Company’s code of ethics.

Signature	Date

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